                                FORM N-18F-1

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

               Notification of Election Pursuant to Rule 18f-1
                   Under the Investment Company Act of 1940

                    OPPENHEIMER PRINCIPAL PROTECTED TRUST
                6803 S. Tucson Way, Centennial, CO 80112-3924
      ------------------------------------------------------------------
                        Name and Address of Registrant

                           NOTIFICATION OF ELECTION
                   ---------------------------------------

The  undersigned  registered,  open-end,  diversified,  management  investment company hereby notifies the Securities and Exchange  Commission that it elects to commit itself to pay in cash all  redemptions by a shareholder of record in accordance with the provisions of Rule 18f-1 under the Investment  Company Act of 1940. It is understood  that this election is  irrevocable  while such Rule is in effect  unless the  Commission  by order upon  application  permits  the withdrawal of this Notification of Election.

                                  SIGNATURE
                              -----------------

Pursuant to the  requirements  of Rule 18f-1 under the Investment  Company Act of 1940, the registrant  has caused this  notification  of election to be duly executed on its behalf in the city of Centennial  and the State of Colorado on the 7th day of May, 2003.

                                OPPENHEIMER PRINCIPAL PROTECTED TRUST
                                -------------------------------------
                                Name of Registrant

                                By: /s/ Robert G. Zack
                                    --------------------------
                                    Robert G. Zack, Secretary
ATTEST:

/s/ Katherine P. Feld
---------------------
Katherine P. Feld